Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-200302) of Metalico, Inc. of our report dated March 17, 2014, relating to our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2013. We also consent to the reference to our Firm under the caption “Experts.”

/s/ CohnReznick LLP

Roseland, New Jersey

December 2, 2014